ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the "Agreement") is made and entered into as of the 12th day of June, 2018, by and between Zander Therapeutics, Inc. (the "Company"), and Dakoy Capital Markets, LLC, a member in good standing of the Financial Industry Regulatory Authority (the "Advisor").

RECITALS

WHEREAS, Advisor has expertise in the area of the Company's financial and business matters and is willing to provide consultative advisory services to the Company; and

WHEREAS , the Company is willing to engage Advisor as an independent consultant and an advisor, and not as an employee, on the terms and conditions set forth herein .

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein , and intending to be legally bound , the parties hereto agree as follows:

1. Engagement. The Company hereby engages Advisor to render, as a non-exclusive financial advisor, the following financial advisory services and such other services as may be agreed to in writing by the Company and Advisor from time to time on the terms and conditions set forth herein :

a.	To act as an advisor for any type of strategic financing for the Company, including but not limited to a direct investment into the Company or a bridge financing or an offering of the Company's debt or equity securities (each a "Financing"). Compensation, if any, payable to Advisor related to a Financing shall be negotiated separately from this Agreement on a case-by-case basis. Nothing contained in this Agreement shall require the Company to accept any Financing and the Company may accept or reject any Financing in its sole and exclusive discretion;

b.	Consult with the Company on certain financial matters including budgets, compensation, and private placements of the Company ' s securities and review of the Company ' s capitalization and structure.

c.	To assist and develop an Advisory Committee with the Company to enhance shareholder value;

d.	To assist and develop an internal control system with the Company to enhance business continuity and financial regulation requirements;

e.	Strategic planning, due diligence and other operational matters in connection with mergers, consolidations , reorganizations , recapitalizations, business combinations , or other transactions pursuant to which the Company might be acquired by, or combined with, any third party;

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f.	Advancement of the Company's business objectives as defined by the Company, including analyzing the Company's business and revenue models and capital structure, and identifying strategic partners;

g.	Introduce and recruit prospective members for participation on the Company ' s Board, management team, Advisory Committee, and various other committees that the Company may reasonably require from time-to-time ; and

h.	Any and all other duties typically performed by an " advisor."

2.      Term. This Agreement will be for a term of three (3) months , unless earlier terminated pursuant to the terms herein or unless modified by the mutual written agreement of the parties.

3.       The Company agrees to pay Advisor $ 10,000 upon execution of this Agreement, $10,000 on July 12th, 2018 and $10,000 on August 12th, 2018. The Company shall reimburse Advisor for all expenses pre-approved in advance and in writing by the Company.

4. Additional Compensation .

a.       The Advisor shall be paid additional compensation in the event Advisor acts as a placement agent or selling group member for the raising of capital, debt or equity for the benefit of the Company. Compensation shall not exceed usual and customary fees paid to other FlNRA Broker Dealer's for similar services , and such services will be performed pursuant to a separate Placement Agent or Underwriter's Agreement.

b.      In the event that the Advisor initiates the transactions , introduces the counterparty, or advises the Company in connection with any such transact ion , Advisor shall be paid a transaction fee that will be determined on the basis of good faith negotiation. Compensation shall not exceed usual and customary fees paid for similar services, and such services will be performed pursuant to a separate agreement.

5. Advisor's Business Activities

a.	During the term of this Agreement , Advisor will engage in no business or other activities, which are or may be, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company .

b.	Advisor shall devote such tim e, attention and energy to the business and affairs of the Company as requested by the Company.

6. Interference with the Company's Business.

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a.	Notwithstanding any other prov1s1on of this Agreement , during the term of this Agreement, Advisor shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed or under contract (whether as an Advisor, employee or otherwise) by or to the Company during the period of such person's association with the Company and one year thereafter.

b.	Notwithstanding any other provision of this Agreement , and to the fullest extent permitted by law , during the term of this Agreement , Advisor shall not, directly or in directly, solicit any clients or customers of the Company. Advisor agrees that such solicitation would necessarily involve disclosure or use of confidential information in breach of the Confidential Information and Invention Assignment Agreement.

7.      Representations and Warranties . Advisor represents and warrants (i) that Advisor has no obligations, legal or otherwise , inconsistent with the terms of this Agreement or with Advisor's undertaking this relationship with the Company , (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Advisor will not use, in the performance of its responsibilities under this Agreement , any confidential information or trade secrets of any other person or entity and (iv) that Advisor has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

8.      Indemnification. Advisor hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims , demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees, arising out of or relating to the services performed by Advisor under this Agreement or the representations and warranties made by Advisor pursuant to this Agreement. Advisor's obligations under this paragraph 8 hereof shall survive the termination, for any reason, of this Agreement. The Company hereby indemnifies and agrees to defend and hold harmless the Advisor from and against any and all claims, demands and actions , and any lia bilities, damages or expenses resulting therefrom, including court costs and reasonable attorney s' fees, arising out of or relating to this Agreement. The Company's obligations under this paragraph 8 hereof shall survive the termination, for any reason, of this Agreement.

9.      Attorney 's Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party here to, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such litigation from the party or parties against whom enforcement was sought.

10. Entire Agreement. This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

11.   Amendment. This Agreement may be amended only by in writing signed by Advisor and by a representative of the Company duly authorized.

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12.   Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be in valid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

13.   Rights Cumulative. The rights and remedies provided by this Agreement are cumul ative , and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

14.    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right , power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same righ t, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged , by an executive officer of such party.

15.   Termination. Advisor may terminate this Agreement for any reason upon ten (10) days prior written notice to the Company. The Company may terminate this Agreement at any time for Cause. This Agreement may be terminated by the Company for "Cause" upon the occurrence of any of the following:

a.	upon the material breach or default by Advisor in the performance of any provision of this Agreement, and the Advisor fails to cure such default within fifteen (15) days from its receipt of a notice of default specifying in reasonable detail the reasons for such notice to be given from the Company.
b.	upon the filing of a petition in bankruptcy by Advisor or upon the adjudication of bankruptcy on Advisor , or upon the filing of a petition in bankruptcy against Advisor and such petition is not discharged within sixty (60) days of such filing ;
c.	upon the application for appointment of a receiver , or making of a general assignment for the benefit of creditors by, or insolvency of Adviso r;
d.	Non-performance of Advisor ' s duties as set forth in this Agreement and the Advisor fails to cure such non-performance within fifteen (15) days from its receipt of a notice of non performance specifying in reasonable detail the reasons for such notice to be given from the Company.; or
e.	upon suspension or revocation of Advisor' s broker-dealers license .

16.   Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of this Agreement , the damage or imminent damage to the value and the goodwill of the Company's business will be inestimable, and that therefore any remedy at law or in damages shall be in adequate. Accordingly , the parties hereto agree that the Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach by Advisor , in addition to any other relief (including damages and the right of the Company to stop payments hereunder which is hereby granted) available to the Company under this Agreement or under law.

17.   Agreement to Perform Necessary Acts. Advisor agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

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18 . Assignment. This Agreement may not be assigned by Advisor without the Company's prior written consent. This Agreement may be assigned by the Company in connection with a merger or sale of all or substantially all of its assets, and in other instances with the Advisor's consent which consent shall not be unreasonably withheld or delayed.

19.   Compliance with Law. In connection with his services rendered hereunder , Advisor agrees to abide by all federal, state, and local laws, ordinances and regulations, including but not limited to state and federal securities laws and the rules and regulations of FINRA.

20.    Advisor. The relationship between Advisor and the Company is that of a consultant and advisor pursuant to this Agreement . This Agreement does not grant authority for Advisor to act for the Company as its agent or make any commitment on behalf of the Company. Advisor will not be eligible for any employee benefits, nor will the company make deductions from fees to the Advisor for taxes, insurance , bonds or the like. Advisor retains the discretion in performing the tasks assigned , within the scope of work specified.

21. Taxes. Advisor agrees to pay all appropriate local, state and federal taxes.

22.   Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of New York . Any dispute arising hereunder shall be subject to the exclusive jurisdiction of the federal and state courts of the state of New York, New York County.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

THE COMPANY:		THE ADVISOR:

ZANDER THERAPEUTICS, INC		DAKOY CAPITAL MARKETS, LLC

By:		By:
Name:	David R. Koos	Name:	Craig Spivey
Title:	Chairman & CEO	Title:	CEO

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